Filed Pursuant to Rule 433

Registration Statement No. 333-259245-01

Dated April 3, 2023

Final Term Sheet

Evergy Metro, Inc.

4.95% Mortgage Bonds, Series 2023 due 2033

Issuer:	Evergy Metro, Inc. (the “Issuer”)

Trade Date:	April 3, 2023

Settlement Date*:	April 6, 2023 (T+3)

Expected Ratings**:	Moody’s Investors Service, Inc.: A2 (stable) S&P Global Ratings: A+ (negative)

Title of Securities:	4.95% Mortgage Bonds, Series 2023 due 2033

Principal Amount:	$300,000,000

Maturity Date:	April 15, 2033

Interest Payment Dates:	Semi-annually on April 15 and October 15, beginning on October 15, 2023

Coupon (Interest Rate):	4.95%

Benchmark Treasury:	3.500% due February 15, 2033

Benchmark Treasury Price/Yield:	100-17 / 3.436%

Spread to Benchmark Treasury:	+153 basis points

Yield to Maturity:	4.966%

Price to Public:	99.873% of the principal amount, plus accrued interest from April 6, 2023, if settlement occurs after that date

Optional Redemption Provisions:

Make-Whole Call:	Prior to January 15, 2033 (the date that is three months prior to the maturity date of the mortgage bonds (the “Par Call Date”)), the Issuer may redeem the mortgage bonds at any time in whole, or from time to time in part, at its option, at the redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (i)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the mortgage bonds matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the Preliminary Prospectus Supplement related to the mortgage bonds) plus 25 basis points less (b) interest accrued to the redemption date; and (ii) 100% of the principal amount of the mortgage bonds to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

Par Call:	On or after the Par Call Date, the Issuer may redeem the mortgage bonds at any time in whole, or from time to time in part, at its option, at a redemption price equal to 100% of the principal amount of the mortgage bonds to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date.

CUSIP/ISIN :	30037D AB1 / US30037DAB10

Joint Book-Running Managers:	BofA Securities, Inc. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC

Co-Managers:	Academy Securities, Inc. MFR Securities, Inc.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates (File No. 333-259245-01). Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, BofA Securities, Inc., J.P. Morgan Securities LLC or Morgan Stanley & Co. LLC can arrange to send you the prospectus if you request it by calling BofA Securities, Inc. toll free at 1-800-294-1322, J.P. Morgan Securities LLC collect at 212-834-4533 or Morgan Stanley & Co. LLC toll free at 1-866-718-1649.

*

It is expected that delivery of the mortgage bonds will be made against payment therefor on or about April 6, 2023, which will be the third business day (T+3) following the date hereof. Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the mortgage bonds on the date hereof will be required, by virtue of the fact that the mortgage bonds initially will settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

**	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.